Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the use of our report dated April 11, 2016, with respect to the consolidated balance sheets as of January 30, 2016 and January 31, 2015, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 2016, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 6, 2016